UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 5, 2023

NEXTPLAT CORP

(Exact Name of Registrant as Specified in its Charter)

nevada	001-40447	65-0783722
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3250 Mary St., Suite 410

Coconut Grove, FL 33133

(Address of principal executive offices and zip code)

(305) 560-5355

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.0001	NXPL	The Nasdaq Stock Market, Inc.
Warrants	NXPLW	The Nasdaq Stock Market, Inc.

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2023, NextPlat Corp (NASDAQ: NXPL, NXPLW) (the “Company” or “NextPlat”) entered into a Securities Purchase Agreement (the “SPA”) with Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care”), pursuant to which the Company agreed to purchase 455,000 newly issued units of securities from Progressive Care (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term, and will be immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Common Stock. On May 9, 2023, NextPlat and Progressive Care closed the transactions contemplated in the SPA. Progressive Care intends to use the net proceeds from the Unit Purchase for its working capital needs.

Simultaneous with the closing, Progressive Care entered into a Debt Conversion Agreement (the “DCA”) with NextPlat and the other holders (the “Holders”) of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by Progressive Care in the original face amount of $2,790,885.63 (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to convert the total $2,887,228.53 of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of Common Stock issued upon conversion of the Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, the Executive Chairman and Chief Executive Officer of NextPlat, received 228,240 shares, and Rodney Barreto received 228,240 shares. In addition, each of the Holders also received a warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term, and will be immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Common Stock.

Following the closing of the Unit Purchase and the Debt Conversion, the Progressive Care preferred stock and common stock owned by NextPlat represents approximately 38.4% of Progressive Care’s total outstanding voting securities. NextPlat expect to exercise and/or convert such portion of its convertible and exercisable Progressive Care securities to increase its equity holdings in Progressive Care to more than 50% of Progressive Care’s issued and outstanding voting securities.

At the same time, Progressive Care and NextPlat entered into a First Amendment (the “Amendment”) to that certain Securities Purchase Agreement dated November 16, 2022 (the “Debenture Purchase Agreement”). Under the Debenture Purchase Agreement, Progressive Care agreed to issue, and NextPlat Corp agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10 million of secured convertible debentures from the Company (the “Debentures”). Pursuant to the Amendment, NextPlat and Progressive Care agreed to amend the Debenture Purchase Agreement and the form of Debenture attached as an exhibit thereto to have a conversion price of $2.20 per share. At present, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

In addition, Progressive Care issued warrants to certain existing Progressive Care investors to induce them to approve the transaction contemplated by the SPA (the “Inducement Warrants”). Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. The Inducement Warrants have a three-year term, and will be immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Common Stock.

The foregoing summaries of the SPA, PIPE Warrants, DCA, Conversion Warrants, Amendment, and Inducement Warrants do not purport to be complete and are subject to, and qualified in their entirety, by reference to the SPA, Form of PIPE Warrant, DCA, Form of Conversion Warrants, Amendment, and Form of Inducement Warrants attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 99.1 respectively, which are incorporated herein by reference.

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Item 8.01. Other Events.

On May 10, 2023, NextPlat engaged Dawson James Securities, Inc. to advise the Company in connection with its consideration of a possible spinoff of its Global Telesat Communications Ltd and Orbital Satcom Corp business units as NextPlat continues its transition to a global e-commerce and technology company.

On May 11, 2023, NextPlat issued a press release announcing the Unit Purchase and related transactions, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated May 5, 2023, by and between NextPlat and Progressive Care Inc.

10.2	Form of PIPE Warrant

10.3	Debt Conversion Agreement, dated May 9, 2023, by and between the NextPlat, Progressive Care Inc., Charles Fernandez, Rodney Barreto, Daniyel Erdberg, and Sixth Borough Capital LLC.

10.4	Form of Conversion Warrant

10.5	First Amendment to Securities Purchase Agreement, dated May 9,2023, by and between NextPlat and Progressive Care Inc.

99.1	Form of Inducement Warrant

99.2	Press Release dated May 11, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTPLAT CORP.

	By:	/s/ Charles M. Fernandez
	Name:	Charles M. Fernandez
	Title:	Chairman and Chief Executive Officer

Dated: May 11, 2023

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